EXHIBIT 99.7

  Hydromer, Inc. Announces It Has Received a Research Grant from the
                     National Institute of Health

    BRANCHBURG, N.J.--(BUSINESS WIRE)--Oct. 26, 2004--Hydromer, Inc. (HYDI.OB - OTC BB; HDO - BSX) reports that the Company has been awarded a Small Business Innovation Research (SBIR) grant from the National Institutes of Health (NIH), Division of Digestive Diseases and Nutrition, NIDDK, in the amount of $97,900.
    The grant will research the feasibility of developing an advanced coating chemistry to prevent biliary stents from occluding. The proposed coating would destroy occlusion causing bacteria that attempt to adhere to the stent surface, without the use of conventional drugs. The new coating would also exhibit self-cleansing and anti-adherent properties. If successful, this coating technology could be transferable to other medical device applications, such as catheters and other implantable devices.
    Hydromer would retain the principal worldwide patent rights to this technology. Under existing regulations, 37 CFR 401, the Government would receive a royalty-free license for Federal Government use.
    Manfred F. Dyck, President and C.E.O. of the Company indicated "The Company began exploring the possibility of applying for government research grants in September of 2002. A strategic business unit was formed and staffed. The personnel began looking into how Hydromer's existing technology could be applied to applications, which would require additional research. Grant applications were prepared; now the effort is beginning to manifest itself. The Company will continue to aggressively pursue additional grants."

    Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses. For the latest information about Hydromer, Inc. and its products, please visit our web site at http://www.hydromer.com.

    CONTACT: Hydromer, Inc.
             Robert Y. Lee, 908-722-5000
             Fax: 908-526-3633
             http://www.hydromer.com
             Video Conferencing IP Address: 66.237.185.38